Rivgam Communicators, L.L.C.
                    1 Corporate Center at Rye
                    555 Theodore Fremd Avenue
                        Rye, NY 10580-1430



August 12, 1996



Lynch PCS Corporation G
8 Sound Shore Drive
Greenwich, CT 06830

Gentlemen:

     This will confirm the agreement between Rivgam Communicators, L.L.C. ("Rivgam") and Lynch PCS Corporation G ("LPCG") with respect to Rivgam's participation in the Federal Communications Commission ("FCC")'s D and E block auctions for licenses for personal communications services ("PCS").

1.   LPCG Services.  LPCG will provide certain services as follows:

     (i) LPCG will be responsible for submitting bids in the D and E Block auctions on behalf of Rivgam, subject to the control and as authorized by Rivgam;

     (ii) LPCG will be responsible, in consultation with Rivgam, for recommending operational and financing strategies for any PCS licenses won, including the establishment of an organization to implement such strategies; and

     (iii)LPCG will provide such other ancillary services as agreed to between LPCG and Rivgam.

2.   Compensation.  In return for LPCG's providing such services, Rivgam will

     (a) reimburse LPCG for all out-of-pocket expenses incurred by LPCG in connection with providing such services provided Rivgam is the winning bidder on any PCS Licenses; and

     (b) pay LPCG 10% of the Net Profits of Rivgam from time to time as and when realized.

With respect to any loans or capital contributions by Gabelli Funds, Inc. (or an Affiliate) to Rivgam up to an aggregate of the cost of PCS Licenses won by Rivgam in the D and E Block auctions (the "Investment"), there shall be deemed to be, for purposes of computing Net Profits, an interest expense equal to 20% plus the higher of the prime rate (as set forth in the Wall Street Journal) or 7% (reset annually on each August 12), compounded annually, irrespective of the actual interest rate thereon. Net Profits shall mean and shall be deemed to be realized at the time of (i) any profits received by Rivgam from the sale, directly or indirectly, of all or a substantial portion of the assets of Rivgam (assuming the payment of the principal and deemed interest expense on the Investment), (ii) any payments or distributions by Rivgam, including loans, to the members of Rivgam or their Affiliates (other than payments of principal and deemed interest expense on the Investment), (iii) the proceeds from any sale, directly or indirectly, including a merger or similar transaction, by any members of Rivgam of any of their interest in Rivgam and/or (iv) the proceeds from any sale or transfer of any interest in any member of Rivgam, whether by an existing shareholder or an Affiliate, to a person that is not an Affiliate of Rivgam. The term "Affiliate" shall have the meaning in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Any recipient of any distributions or proceeds from sale shall be responsible, in addition to Rivgam, for the payment of any amounts due under clause (b) above.

3.   Other.

     (a) The agreement shall be binding on any successors to LPCG, Rivgam and any members of Rivgam.

     (b) Rivgam shall not conduct any business other than PCS.

     (c) This Agreement shall be construed in accordance with the internal law of the State of New York (without reference to choice of law provisions).

     (d) Any dispute hereunder shall be subject to arbitration in New York City or Rye, New York, in accordance with the rules of the American Arbitration Association.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Letter Agreement as of July 31, 1996.

LYNCH PCS CORPORATION G       RIVGAM COMMUNICATORS, L.L.C.



By:
    Robert E. Dolan
    President

               AGREED TO:     GAMCO INVESTORS, INC.
                              A member of Rivgam


                              By:

                              RIVGAM COMMUNICATORS, INC.
                              A member of Rivgam


                              By: